FOR IMMEDIATE RELEASE
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             TANDYCRAFTS, INC. ADOPTS NEW SHAREHOLDERS' RIGHTS PLAN


Fort Worth, Texas, May 19, 1997 -- Tandycrafts, Inc. (NYSE: TAC) announced today that its Board of Directors has voted to adopt a Shareholders' Rights Plan in which Rights to purchase shares of Tandycrafts' Common Stock will be distributed as a dividend, one Right per share, to record owners of Tandycrafts' Common Stock as of the close of business on May 29, 1997.

     Tandycrafts' Board of Directors noted that the action was being taken to enhance shareholder value. The Plan is designed to require that any potential acquiror seeking to obtain control of Tandycrafts treat all Tandycrafts shareholders fairly and equally and to deter the use of coercive takeover tactics.

     The Board has been considering adopting a plan for several weeks. R.E. Cox, III, Chairman of the Board, stated, "We believe that the current market price of Tandycrafts Common Stock and the positive prospects for the Company make the adoption of the Plan prudent at this time."

     Each Right entitles holders to purchase one share of Common Stock for $30.00. Initially, the Rights are not exercisable and will automatically trade with the Common Stock. However, if a person or group acquires more than 15% of Tandycrafts' Common Stock or announces a tender or exchange offer for more than 15% of the stock, the Rights will become exercisable and each rightholder (other than the above acquiror) may use the Right to purchase $30.00 worth of Tandycrafts' Common Stock at one half of the then market price. Details of the Plan and the Rights are outlined in a letter that will be mailed to all Tandycrafts shareholders.

     Tandycrafts, Inc. is a specialty retailer and manufacturer. Included in its Specialty Retail segment are Tandy Leather Company, Joshua's Christian Stores, and Sav-On Office Supplies. The Specialty Manufacturing segment is comprised of two manufacturing divisions: Picture Frames and Framed Art and Tandy Wholesale International ("TWI").


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